Exhibit 3(a)

RESTATED CERTIFICATE OF FORMATION
OF
ENERGY FUTURE HOLDINGS CORP.

ARTICLE I.

The name of the corporation is Energy Future Holdings Corp. (the “Corporation”). The Corporation is a for-profit corporation.

ARTICLE II.

The initial registered agent is an organization by the name of: CT Corporation System. The business address of the registered office of the Corporation is 350 North St. Paul Street, Suite 2900, Dallas, Texas 75201-4232.

ARTICLE III.

The number of directors currently constituting the board of directors is fourteen, and the names and addresses of the persons who currently serve as directors are as follows:

Name	Address
Arcilia C. Acosta	1601 Bryan St., Dallas, Texas 75201-3411
David Bonderman	1601 Bryan St., Dallas, Texas 75201-3411
Donald L. Evans	1601 Bryan St., Dallas, Texas 75201-3411
Thomas D. Ferguson	1601 Bryan St., Dallas, Texas 75201-3411
Brandon A. Freiman	1601 Bryan St., Dallas, Texas 75201-3411
Scott Lebovitz	1601 Bryan St., Dallas, Texas 75201-3411
Marc S. Lipschultz	1601 Bryan St., Dallas, Texas 75201-3411
Michael McDougall	1601 Bryan St., Dallas, Texas 75201-3411
Kenneth Pontarelli	1601 Bryan St., Dallas, Texas 75201-3411
William K. Reilly	1601 Bryan St., Dallas, Texas 75201-3411
Jonathan D. Smidt	1601 Bryan St., Dallas, Texas 75201-3411
Billie Williamson	1601 Bryan St., Dallas, Texas 75201-3411
John F. Young	1601 Bryan St., Dallas, Texas 75201-3411
Kneeland Youngblood	1601 Bryan St., Dallas, Texas 75201-3411

ARTICLE IV.

The Corporation is authorized to issue one class of stock to be designated “Common Stock,” without par value. The total number of shares which the Corporation is authorized to issue is 2,000,000,000.

ARTICLE V.

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.

ARTICLE VI.

Any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the taking of such action.

ARTICLE VII.

No shareholder shall have any preemptive right to acquire any proportional amounts of the Corporation's unissued or treasury shares on the decision of the board of directors to issue such shares.

ARTICLE VIII.

1.Right to Indemnification. Subject to the limitations and conditions as provided in this Article VIII, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Corporation to the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by such person in connection with such proceeding, and indemnification under this Article VIII shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Article VIII shall be deemed contract rights, and no amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VIII could involve indemnification for negligence or under theories of strict liability.

2.Advancement of Expenses. The right to indemnification conferred in this Article VIII shall include the right to be paid or reimbursed by the Corporation the reasonable expenses incurred by a person of the type entitled to be indemnified above who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of a written affirmation by such indemnified person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article VIII and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article VIII or if such indemnification is prohibited by applicable law.

3.Indemnification of Employees and Agents. The Corporation, by adoption of a resolution by the board of directors or a duly appointed committee of the board of directors, may indemnify and advance expenses to an employee or agent of the Corporation to the same extent and subject to the same conditions under which it may indemnify and advance expenses to directors and officers under this Article VIII; and the Corporation, by adoption of a resolution by the board of directors or a duly appointed committee of the board of directors, may indemnify and advance expenses to persons who are not or were not directors, officers, employees or agents of the Corporation but who are or were serving at the request of the Corporation as a director, officer, manager, member, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a person to the same extent that it may indemnify and advance expenses to directors and officers under this Article VIII.

4.Appearance as a Witness. Notwithstanding any other provision of this Article VIII, the Corporation may pay or reimburse expenses incurred by a director, officer, employee, agent or other person in connection with his or her appearance as a witness or other participation in a proceeding at a time when he or she is not a named defendant or respondent in the proceeding.

5.Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which a director or officer or other person indemnified pursuant to this Article VIII may have or hereafter acquire under any law (common or statutory), provision of this certificate of formation or the bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

6.Insurance. The Corporation may purchase, procure, establish and maintain, at its expense, insurance or another arrangement to indemnify or hold harmless, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, member, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, proprietorship, employee benefit plan, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article VIII.

7.Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director, officer or any other person indemnified pursuant to this Article VIII as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

For purposes of this Article VIII, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, limited liability company, partnership, joint venture, trust or employee benefit plan; service “at the request of the Corporation” shall include service as a director, officer, manager, member or employee of the Corporation which imposes duties on, or involves services by, such director, officer, manager, member or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

ARTICLE IX.

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable under applicable law for

(a)a breach of the director's duty of loyalty to the Corporation or its shareholders;

(b)an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of the law;

(c)a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director's duties; or

(d)an act or omission for which the liability of the director is expressly provided for by an applicable statute.

If the TBOC is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article IX shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X.

The bylaws of the Corporation may be altered, changed or amended as provided by statute, or at any meeting of the board of directors by affirmative vote of a majority of all of the directors.

ARTICLE XI.

A.Certain Definitions. For purposes of this Article XI, (i) “Affiliate” of any Person shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person (other than the Corporation and any entity that is controlled by the Corporation) or any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person, (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity and (iii) “Sponsor-Affiliates” shall mean Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P., Goldman, Sachs & Co. and each of their respective Affiliates.

B.Certain Activities. In anticipation of the benefits to be derived by the Corporation through its continued contractual, corporate and business relationships with the Sponsor-Affiliates and in anticipation and recognition that (i) certain directors, principals, officers, employees and/or other representatives of Sponsors-Affiliates may serve as directors or officers of the Corporation, (ii) the Sponsor-Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and /or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to define the circumstances in which the fiduciary duties of the Non-Employee Directors and the Sponsor-Affiliates would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Sponsor-Affiliates, the Non-Employee Directors or their respective Affiliates.

C.Certain Transactions. None of (i) any Sponsor-Affiliate or (ii) any Non-Employee Director or his or her Affiliates (any such Person identified in clause (i) or (ii), an “identified Person”) shall be in breach of a fiduciary duty for failing to refrain from directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation. For the avoidance of doubt, to the extent that any purchase, sale or other transaction by any Identified Person involving any securities or indebtedness of the Corporation or any of its Affiliates (or involving any hedge, swap, derivative or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may deemed to be a corporate opportunity or to be in competition with the Corporation, the Identified Persons shall be fully protected by the foregoing provisions of this Article XI in pursuing such purchase, sale or other transaction or in taking any other action in respect of or affecting such securities, indebtedness or other instrument. The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph D of this Article XI. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person would not be in breach of a fiduciary duty for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person can be held individually liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any of activities permitted pursuant to this paragraph C.

D.Usurping Certain Corporate Opportunities Are Breaches of Fiduciary Duty. The Corporation does not renounce its expectancy interest or property right in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of paragraph C of Article XI shall not apply to any such corporate opportunity.

E.Exclusion. In addition to and without limiting the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially capable or contractually permitted or legally able to undertake it, or if it is, from its nature, not in the line of the Corporation's business or is of no practical advantage to it or it is one in which the Corporation has no reasonable expectancy interest of property right.